Chuy’s Holdings, Inc. Appoints Douglas L. Schmick to Board of Directors

AUSTIN, Texas, April 29, 2013 – Chuy’s Holdings Inc. (NASDAQ:CHUY) today announced that Douglas L. Schmick has been appointed as an independent member of its Board of Directors, effective April 25, 2013. Mr. Schmick was also appointed to the Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors.

Joe Ferreira, Chairman of Chuy’s Holdings, stated, “As a co-founder of McCormick & Schmick’s, a pioneer in providing differentiated, fresh offerings in a casual dining setting, we consider Doug one of the true innovators in the restaurant industry and an ideal addition to the Chuy’s board. His operational and business development experience, coupled with his vision for the industry will make him an invaluable asset to our entire organization. On behalf of our entire team, we would like to welcome Doug to the Chuy’s board.”

Mr. Schmick is a highly respected executive with 40 years of experience in the upscale casual dining segment as a co-founder of McCormick & Schmick’s Seafood Restaurants in 1972. He served on McCormick & Schmick’s Board of Directors beginning in 2001 and was appointed Chairman in 2004. He also served as Chief Executive Officer of McCormick & Schmick’s from 1974 through 1999, and again from 2007 through 2009. He currently serves on Cheesecake Factory’s Board of Directors as a member of the Audit Committee.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates 42 full-service restaurants across nine states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!"

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com